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                                                                 EXHIBIT 10.7.10

                               TENTH AMENDMENT TO
                              AMENDED AND RESTATED
                            BASE GAS SALES AGREEMENT

      THIS TENTH AMENDMENT TO AMENDED AND RESTATED BASE GAS SALES AGREEMENT (this "AMENDMENT") is made and entered into as of June 29, 2001 by and between ENRON NORTH AMERICA CORP., a corporation organized and existing under the laws of the State of Delaware, as successor in interest by merger to Enron Power Services, Inc. ("SELLER"), and SITHE/INDEPENDENCE POWER PARTNERS, L.P., a limited partnership organized and existing under the laws of the State of Delaware ("BUYER").

                                   WITNESSETH:

      WHEREAS, Seller and Buyer are parties to that certain Amended and Restated Base Gas Sales Agreement, dated as of October 26, 1992, as previously amended by amendments, dated as of December 1, 1992, August 26, 1993, December 31, 1993, October 31, 1994, February 1, 1995, March 1, 1995, March 31, 1995, October 10,
1995 and September 1, 2000 (as so amended, the "ORIGINAL AGREEMENT"); and

      WHEREAS, Buyer intends, at the Effective Date (as defined below), to enter into a tolling agreement or similar arrangements (the "TOLLING AGREEMENT") for the provision by Buyer of tolling services or similar arrangements at the Facility; and

      WHEREAS, pursuant to the terms of the Tolling Agreement and related documents, the purchaser or purchasers thereunder shall be obligated to procure and deliver to the Facility all of the Facility's natural gas requirements associated with such Tolling Agreement and related documents, and as a result thereof, Seller and Buyer desire to terminate all of the obligations of Seller to sell to Buyer, and Buyer to purchase from Seller, gas under the Original Agreement; with the result that the sole obligations remaining under the Original Agreement as amended by this Amendment are the obligations of the Buyer to pay the agreed upon balance of the Tracking Account as provided in this Amendment and to otherwise comply with the terms of the Original Agreement as amended by this Amendment; and

      WHEREAS, Seller and Buyer wish to amend the Original Agreement as hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein and the benefits to be derived therefrom, the receipt and sufficiency of which is hereby acknowledged by each of Seller and Buyer, Seller and Buyer, intending to be legally bound, hereby agree that the Original Agreement is amended effective as of the Effective Date as follows:

      1. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the meanings assigned to them in the Agreement.


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      2. The parties agree that Article I of the Original Agreement shall be deleted in its entirety, and the following shall be inserted in its place:


                                   DEFINITIONS

            1.1 DEFINITIONS. The following expressions, as used in this Agreement, have the meanings set forth below or given them in the provisions hereof cited (such meanings to be equally applicable to both the singular and plural forms of the expressions defined):

                  "AFFILIATE" with respect to any Person means any other Person directly or indirectly controlling, controlled by, or under common control with such first Person whether through ownership, by contract, or otherwise; provided that any Person with direct or indirect ownership of 5% or more of the voting power for the election of directors or other governing body of a corporation or 5% or more of the economic interest of any other Person will be deemed to control such corporation or other Person.

                  "AGREEMENT" means this Amended and Restated Base Gas Sales
            Agreement, as amended from time to time.

                  "BUSINESS DAY" means any Day other than a Saturday, Sunday, or a state or federal bank holiday in Houston, Texas or New York, New York.

                  "BUYER EVENT OF DEFAULT" shall have the meaning set forth in
            Section 8.1.

                  "COLLATERAL" shall have the meaning set forth in the
            Intercreditor Agreement.

                  "CONED" means Consolidated Edison Company of New York, Inc.

                  "CONED SUBORDINATED OBLIGATIONS" means all amounts payable by
            Buyer to ConEd in accordance with Section 4.01 of the Amended and Restated Energy Purchase Agreement dated as of September 1, 2000 by and between Buyer and ConEd.

                  "CLAIM" means any actual or potential claim, suit, action, debt, account, damage, cost, loss or expense (including attorneys' fees and court costs).

                  "DAY" means a calendar day.

                  "DEFAULT INTEREST RATE" means, with respect to any date, the rate per annum equal to the lesser of (i) one percent (1%) over the rate identified in



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            the final Eastern edition of THE WALL STREET JOURNAL for such date under "Money Rates" as the "Prime Rate" (or, if no such rate is identified, the "Prime Rate" as published by Citibank NA or its successor at its New York office), and (ii) the maximum rate of interest permitted by applicable law.

                  "EFFECTIVE DATE" shall mean June 29, 2001.

                  "FACILITY" means the gas-fired electrical and steam generating plant and associated materials, structures and systems constructed and owned by Buyer in the Town of Scriba, County of Oswego, New York, having a net generating capacity of approximately 1,040 megawatts.

                  "FACILITY LENDERS" means the financial institutions or other
            Persons from which, or on the credit of which, Buyer incurs any Senior Obligations, and any trustee or agent acting on any such Person's behalf.

                  "INDENTURE" means the Trust Indenture dated January 1, 1993 among Sithe/Independence Funding Corporation, Sithe/Independence Power Partners, L.P., and Bank of New York (as successor in interest to IBJ Schroder Bank and Trust Company), as Trustee, as amended, and any successor agreement thereto.

                  "INTERCREDITOR AGREEMENT" means the Collateral Agency and
            Intercreditor Agreement dated January 1, 1993 among Buyer, Seller, The Sumitomo Bank Limited (as successor in interest to Union Bank), Bank of New York (as successor in interest to IBJ Schroder Bank & Trust Company), Sithe/Independence Funding Corporation, the County of Oswego Industrial Development Agency and Manufacturers and Traders Trust Company.

                  "INTEREST PAYMENT DATE" shall have the meaning set forth in
            Section 4.4(c).

                  "INTEREST RATE" means, with respect to any date, a rate per annum equal to the lesser of (i) seven percent (7%) and (ii) the maximum rate of interest permitted by applicable law.

                  "OUTSTANDING BALANCE" shall have the meaning set forth in
            Section 4.4(a).

                  "PARENT" means Enron Corp., an Oregon corporation.

                  "PARENT GUARANTY" means the Base Guaranty Agreement dated as of December 1, 1992 and made by Enron Corp. to and for the benefit of the Buyer.



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                  "PERSON" means any individual, corporation, partnership,
            trust, estate, limited liability company, governmental agency or authority, or other entity.

                  "PROJECT DOCUMENTS" shall have the meaning set forth in the
            Indenture.

                  "SECURITY AGREEMENT AND ASSIGNMENT OF CONTRACTS" means that certain Security Agreement and Assignment of Contracts, dated as of January 1, 1993, made by Buyer in favor of Manufacturers and Traders Trust Company.

                  "SENIOR DEBT TERMINATION DATE" shall have the meaning set
            forth in the Intercreditor Agreement.

                  "SENIOR OBLIGATIONS" means the "Financing Liabilities" (as that term is defined in the Intercreditor Agreement) outstanding as of the Effective Date, plus any other such Financing Liabilities incurred after the Effective Date, but only to the extent that the proceeds of which are used to repair, replace or modify all or any portion of the Facility to the extent required by the terms of the Senior Obligations.

                  "TENTH AMENDMENT" means the Tenth Amendment to Amended and
            Restated Base Gas Sales Agreement dated June 29, 2001.

                  "TERMINATION DATE" shall have the meaning set forth in Section
            8.1.

                  "TRACKING ACCOUNT" shall have the meaning set forth in Section
            4.4(a).

                  "TRACKING ACCOUNT LOAN" shall have the meaning set forth in
            Section 4.4(a)."

                  "TRACKING ACCOUNT MORTGAGE AND SECURITY AGREEMENT" means that certain Mortgage and Security Agreement, dated as of January 1, 1993, from the County of Oswego Industrial Development Agency and Buyer to Manufacturers and Traders Trust Company.

            1.2 ACCOUNTING DEFINITIONS. All accounting definitions not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect from time to time, including, without limitation, applicable statements, bulletins, and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations, and statements issued by the American Institute of Certified Public Accountants or its committees. When used herein, the expression "FINANCIAL STATEMENTS" includes the notes and schedules thereto, but unless



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      otherwise prepared need not include such notes or schedules when used with reference to such statements of any Person as of any date other than the end of a fiscal year of such Person. Where the character or amount of any asset or liability or item of income or expense is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles applied on a consistent basis.

            1.3 OTHER DEFINITIONS; USE OF DEFINED EXPRESSIONS. The words "HEREOF," "HEREIN" and "HEREUNDER," and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Exhibit, and like references refer to such portions of this Agreement unless otherwise specified. Each Exhibit attached hereto is made a part hereof for all purposes. Unless otherwise defined or the context otherwise requires, expressions for which meanings are provided in this Agreement shall have such meanings when used in each notice or other communication delivered or given from time to time under or in connection with this Agreement. Unless the context otherwise requires, any reference herein to any Project Document shall mean such Project Document and all schedules, exhibits, and attachments thereto as amended, supplemented, or otherwise modified and in effect from time to time. Unless otherwise stated, any reference in this Agreement to any Person shall include its permitted successors and assigns and, in the case of any governmental agency or authority, any Person succeeding to its functions and capacities.

      3. The parties agree that Article II of the Original Agreement shall be deleted in its entirety, and the following shall be inserted in its place:


                                   ARTICLE II
                                   [RESERVED]

      4. The parties agree that Article III of the Original Agreement shall be deleted in its entirety, and the following shall be inserted in its place:


                                  ARTICLE III
                                   [RESERVED]

      5. The parties agree that Article IV of the Original Agreement shall be deleted in its entirety, and the following shall be inserted in its place:


                                   ARTICLE IV
                                    PAYMENTS

            4.1   [Reserved].

            4.2   [Reserved].

            4.3   [Reserved].



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            4.4   TRACKING ACCOUNT.

            (a) Seller shall maintain an account (the "TRACKING ACCOUNT"), as provided in this Section 4.4. As of the Effective Date, the balance of the Tracking Account shall be an amount equal to the sum of (i) four hundred and eight million, seven hundred and fifty-nine thousand, nine hundred and sixteen dollars and seventy-one cents ($408,759,916.71) (which represents the agreed balance of the Tracking Account as of May 31, 2001) and (ii) the net change in the Tracking Account for the period from and including June 1, 2001 and ending on the Effective Date, determined pursuant to
      Section 4.4 of the Agreement as it existed immediately prior to the Tenth Amendment. Within thirty (30) days after the Effective Date, Seller shall provide Buyer with Seller's calculation of the Effective Date balance of the Tracking Account, together with supporting documentation therefor. If Buyer and Seller are unable to agree on the Effective Date balance of the Tracking Account within twenty (20) days of receipt by Buyer of Seller's calculation, the Effective Date balance of the Tracking Account shall be determined by a nationally recognized independent accounting firm mutually acceptable to the parties, the fees of which shall be shared equally between Buyer and Seller. Seller and Buyer agree that the Effective Date balance of the Tracking Account as finally determined hereunder (the "OUTSTANDING BALANCE") shall be deemed to be a loan by Seller to Buyer in a principal amount equal to the Outstanding Balance (the "TRACKING ACCOUNT LOAN"). Notwithstanding any limitations on recourse in any Project Document to the contrary, but subject to all terms and conditions of subordination (including with respect to the Collateral) set forth in the Intercreditor Agreement, Buyer hereby waives any such limitations on recourse applicable to it with respect to its obligations hereunder, and agrees that it shall be personally liable (on a recourse basis) for the repayment of the Tracking Account Loan and any accrued and unpaid interest thereon pursuant to this Agreement. Repayment of the Tracking Account Loan shall be made in accordance with this Section 4.4.

            (b) [Reserved].

            (c) Interest shall accrue on the unpaid balance of the Tracking Account Loan for the period commencing on the Effective Date until the Tracking Account Loan shall have been paid in full, at the Interest Rate, calculated on the basis of the actual number of Days elapsed divided by
      365. From the Effective Date to but excluding June 1, 2015, but subject to the provisions of Section 4.7, interest (i) shall be due and payable on each June 1 and December 1, commencing on December 1, 2001 (each such date, an "INTEREST PAYMENT DATE") in an amount equal to the interest accrued and unpaid on the Tracking Account Loan (including interest accrued on any deferred interest) as of such date and (ii) may be prepaid, at Buyer's option, on any Business Day on which any payments may be made to Buyer's equity investors under the Indenture, in an amount equal to the lesser of (A) the interest accrued on the unpaid balance of the Tracking Account Loan (including interest accrued on any deferred interest) as of such date, and (B) the amount available to be distributed to Buyer's equity investors pursuant to the Indenture on such date. Commencing on June 1, 2015 and continuing on the first day of each December and June


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      thereafter until December 1, 2034 (or until the Tracking Account Loan has been paid in full), but subject to Section 4.7, the Tracking Account Loan shall be payable in forty (40) equal semi-annual installments of principal and interest, each such installment to be in such amount as is necessary to fully amortize the Tracking Account Loan over the period from and including June 1, 2015 to but excluding December 1, 2034. Each of Buyer and Seller shall use its reasonable efforts to prepare and attach to the Tenth Amendment, within thirty (30) days of the final determination of the Effective Date, the balance of the Tracking Account pursuant to Section 4.4(a) and a schedule reflecting the payments required under the Tracking Account Loan pursuant to the immediately preceding sentence. Interest which is not paid as of the due date therefor shall not be capitalized into the principal amount of the Tracking Account Loan, but shall be carried by Buyer as a separate obligation on its books and records, provided that if any payment of interest is not made as of the due date, interest shall accrue on the amount of interest that Buyer has so failed to make payment at the Interest Rate (if Buyer was unable to make such payment pursuant to Section 4.7) or at the Default Interest Rate (in all other circumstances) for the period from such due date until the date upon which such payment is made in full. Buyer may, at any time after the date hereof and from time to time, prepay all or any portion of accrued but unpaid interest and/or the unpaid balance of the Tracking Account Loan, without penalty or premium. If (i) a Termination Date occurs pursuant to
      Section 8.1 hereof, the entire principal amount of the Tracking Account Loan outstanding, and all interest accrued and unpaid thereon, shall be accelerated and shall become immediately due and payable without any further presentment, demand, protest or further notice of any kind or (ii) the Facility Lenders declare the Senior Obligations to be due and payable prior to the scheduled maturity thereof and the Facility Lenders shall commence any judicial, non-judicial or other proceeding to foreclose or to realize against any of their liens or security interests on the Facility (including through a deed or other transfer in lieu of foreclosure on the Facility), then Seller, by notice to Buyer, may declare the unpaid balance of the Tracking Account Loan accelerated, whereupon the entire principal amount of the Tracking Account Loan outstanding, and all interest accrued and unpaid thereon, shall, upon Buyer's receipt of such notice, be accelerated and shall become immediately due and payable without any further presentment, demand, protest or further notice of any kind, and Buyer shall pay the amount due, determined as of the date of such notice (including any interest accrued thereon until the date of payment), to Seller; provided, however, that, in the case of clause (ii) of this sentence, if the Senior Obligations shall no longer be due and payable prior to the scheduled maturity thereof or if the Facility Lenders shall no longer be seeking to succeed to Buyer's interest in the Facility (whether through foreclosure or by delivery of a deed or other transfer of the ownership of the Facility in lieu of foreclosure), or, in the case of clause (i) or (ii) of this sentence, if the Facility Lenders or their designee(s) or assignee(s) shall succeed to Buyer's interest under this Agreement in the manner contemplated by the Intercreditor Agreement, then such payment shall no longer be due and payable under this Section 4.4(c) until a due date for such payment occurs thereafter, and if Buyer shall have theretofore made payment of all or any portion of the Tracking Account Loan or any interest thereon in accordance with clause (i) or clause (ii) of this sentence or if Seller shall have theretofore obtained any portion of any such payment, whether through foreclosure or otherwise, Seller shall refund any such payment or recovery to Buyer. Notwithstanding any other provision contained herein, but subject to the Intercreditor Agreement, Seller's sole remedy for Buyer's failure to make payment to Seller in accordance with clause (ii) of the immediately preceding sentence of this Section 4.4(c) shall be to foreclose on any collateral securing such payment.

            (d) At the written request of Seller at any time after the occurrence of a Buyer Event of Default pursuant to Section 8.1(a) or, in the case of any other Buyer Event of Default, on or after any Termination Date in respect thereof, Buyer agrees that it will immediately and irrevocably certify to the Trustee, pursuant to Section 4.14(b) of the Indenture that all principal and interest payments due in accordance with this Section 4.4 constitute amounts payable to Seller as the "Fuel Supplier" as contemplated by Section 4.14(b) of the Indenture. By its execution of this Agreement, Buyer irrevocably constitutes and appoints Seller as Buyer's "Authorized Representative" (as such term is defined in the Indenture), with full power and authority in Buyer's name, place and stead, to execute, acknowledge and deliver to the Trustee any certificate as may be required to be furnished to the Trustee in accordance with
      Section 4.14(b) of the Indenture; PROVIDED that Seller agrees that it shall only exercise such power and authority under the circumstances described in, and for the purpose of effectuating, the provisions of the immediately preceding sentence. The foregoing grant of authority (i) to act as Buyer's "Authorized Representative" under the Indenture is coupled with an interest in favor of Seller and as such shall be irrevocable and shall survive the merger, dissolution or other termination of Buyer's existence, (ii) may be exercised by a facsimile signature of the Seller, and (iii) shall survive the assignment by Buyer of this Agreement. If any payment under this Agreement shall be due on a Day which is not a Business Day, such payment shall be made without default on the next succeeding Business Day. Any payments made pursuant to this Article 4 shall be made by wire transfer in immediately available funds for credit to Seller's account at Bank of America, N.A., Houston, Texas, ABA No. 111000012, Account No. 3750494099, or as Seller may specify by notice to Buyer on or before the second Business Day prior to payment.

            (e) All payments received by Seller under this Agreement, shall be applied first to the payment of accrued and unpaid interest; and then to principal, with any prepayments of principal to be applied to the installments of the principal of the Tracking Account Loan in inverse order of maturity.

            4.5 [Reserved].

            4.6 [Reserved].

            4.7 DEFERRAL OF CERTAIN PAYMENTS. For as long as the Senior Obligations are outstanding, notwithstanding the provisions of Section 4.4, payment of amounts otherwise due under Section 4.4 shall be deferred if and to the extent Buyer's agreements with the Facility Lenders in connection with the Senior Obligations prohibit payment of like amounts to Buyer's equity investors until such time as such payments to Buyer's


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      equity investors could be made under such agreements (and Buyer agrees not to make payment to its equity investors during such deferral). For as long as the ConEd Subordinated Obligations are outstanding, notwithstanding the provisions of Section 4.4 hereof, if and to the extent that Buyer can make payments to its equity investors, all amounts which could be paid to Buyer's equity investors by Buyer shall be applied first to pay any and all amounts due and payable under the ConEd Subordinated Obligations, and second to pay all amounts due and payable under Section 4.4 hereof, and any additional amounts due under Section 4.4 hereof and not paid shall be deferred; PROVIDED, FURTHER, that Buyer shall not, on any Business Day on which any payments may be made to Buyer's equity investors under the Indenture, make any payments to its equity investors of amounts which could be paid to its equity investors unless and until Buyer shall have paid (i) first, all amounts due and payable under the ConEd Subordinated Obligations; (ii) second, all amounts due and payable under Section 4.4 hereof (including accrued interest thereon) which have previously been deferred pursuant to this Section 4.7; (iii) third, all principal, accrued interest and all other amounts otherwise due and payable on such Business Day under Section 4.4 hereof; and (iv) fourth, if such Business Day is not an Interest Payment Date, all accrued and unpaid interest under Section
      4.4 hereof as of such Business Day. The provisions of this Section 4.7, however, shall not limit the ability of Seller to exercise its rights to accelerate the Tracking Account Loan or to foreclose on any collateral securing payment of amounts due under Section 4.4(c) when due as therein provided. Notwithstanding anything contained herein, if and to the extent that Buyer is required to defer payment of any amount due under Section
      4.4 in accordance with this Section 4.7, Buyer's failure to make any such payment shall not constitute or result in a Buyer Event of Default under this Agreement. Buyer and Seller expressly acknowledge and agree that the obligation of Buyer to pay the principal amount of the Tracking Account Loan and accrued interest thereon when due and payable in accordance with the provisions of Section 4.4, shall constitute Tracking Account Liabilities for purposes of the Intercreditor Agreement and shall be subject to, and shall be payable when and as permitted by, the provisions of Section 3(b) of the Intercreditor Agreement.

      6. The parties agree that Article V of the Original Agreement shall be deleted in its entirety, and the following shall be inserted in its place:


                                   ARTICLE V
                                   [RESERVED]

      7. The parties agree that Article VI of the Original Agreement shall be deleted in its entirety, and the following shall be inserted in its place:


                                   ARTICLE VI
                               COVENANTS OF BUYER

            6.1 COVENANTS OF BUYER. From the Effective Date hereof through the Day upon which the Tracking Account Loan is paid in full, Buyer shall, unless otherwise consented to by Seller in writing:

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            (a) [Reserved].

            (b) REPORTS AND OTHER INFORMATION. Furnish, or cause to be furnished, to Seller:

            (i) NOTICE OF EVENTS. Promptly after Buyer shall have obtained knowledge of the occurrence of a Buyer Event of Default, written notice thereof setting forth the details of such Buyer Event of Default and the action which Buyer proposes to take with respect thereto.

            (ii) REPORTS TO FACILITY LENDERS. At the same time as they are (or if the Senior Obligations have been repaid, at the time they would have been) required to be delivered to the Facility Lenders, a copy of each quarterly, annual, or other audit or financial report and each report on the electrical or thermal output of the Facility to be furnished to Facility Lenders and each notice of default or condition or event that, with notice or lapse of time or the taking of any action, will constitute a default under the agreements with the Facility Lenders.

            (iii) OPERATION AND MAINTENANCE BUDGETS. Not later than five Days following Buyer's receipt thereof, a copy of each annual operations and maintenance budget prepared by the operator of the Facility; and at least thirty Days prior to the first Day of the second half of each annual operations and maintenance period, a copy of the semi-annual operations and maintenance budget for the next following six month period prepared by the operator of the Facility. Each annual and semi-annual budget shall, among other information, set out the amount and expected timing of all material expenses, including, without limitation, the amount to be expended for and the expected timing of capital expenditures, scheduled maintenance and other material non-operating expense categories. If and to the extent that the amount or expected timing of all material expenses, including, without limitation, the amount to be expended for and the expected timing of capital expenditures, scheduled maintenance and other material non-operating expense categories is materially revised, Buyer shall provide Seller with the revised schedule of such items.

            (iv) NOTICE OF OTHER DEFAULTS. Promptly upon Buyer having received or having sent any written notice of any default under any of the following: (A) Amended and Restated Energy Purchase Agreement dated as of September 1, 2000 by and between Buyer and ConEd; (B) Tolling Agreement dated July 1, 2001 between Buyer and Dynegy Power Marketing, Inc.; (C) Master Agreement dated July 1, 2001 between Buyer and Dynegy Power Marketing, Inc., the Schedule to the Master Agreement attached thereto dated July 1, 2001 and Confirmation #1A thereof dated July 1, 2001; (D) Gas Supply Agreement dated July 1, 2001 between Buyer and Dynegy Canada Marketing and Trade; (E) Energy Management Agreement dated July 1, 2001 among Buyer, Dynegy Marketing and Trade and Dynegy Power Marketing, Inc.; and (F) Energy Sales Contract, dated as of November 18, 1992, between Buyer and Alcan Aluminium Corporation d/b/a Alcan Rolled Products Company, as amended, a copy of such written notice together with a written explanation of the details of such default and the action which Buyer proposes to take with respect thereto.

            (c) NO EQUITY DISTRIBUTIONS. Not make any distribution to its equity investors except in accordance with the second sentence of Section 4.7.

            (d) PROJECT DOCUMENTS. Deliver to Seller for Seller's timely review copies of all final drafts of Project Documents and final drafts of amendments thereto requiring Seller's acceptance entered into on or after the date hereof, promptly on their becoming available to Buyer (provided, however, that Seller may review engineering, procurement, and construction contracts only at Buyer's offices and Buyer shall not be required to provide Seller copies thereof and provided further that Seller may review Project Documents relating to the Senior Obligations only at Buyer's offices or such other location as shall be acceptable to Buyer and Buyer shall not be required to provide Seller copies thereof) and to enter into Project Documents (other than Project Documents relating to the Senior Obligations) only upon acceptance by Seller (which acceptance shall not be withheld or delayed unreasonably). Buyer may enter into amendments to any of the Project Documents relating to the Senior Obligations subject to the limitations contained in the definition of Senior Obligations contained herein. Buyer may not, without the consent of Seller (which consent shall not be unreasonably withheld or delayed), enter into any amendment to any other Project Document or fail to maintain such other Project Document in full force and effect or fail to perform its obligations under such other Project Document except to the extent such amendment or failure would not reasonably be expected materially and adversely to affect Buyer's ability to perform its obligations under this Agreement.

            (e) GOVERNMENTAL APPROVALS. Obtain and maintain in full force and effect all Governmental Approvals necessary for its execution, delivery, and performance of this Agreement and for the operation of the Facility.

            (f) TITLE, NO MERGER. (i) Maintain good and marketable title to all assets and properties comprising a part of the Facility, including fee simple title to the site on which the Facility is located (or a valid leasehold interest therein), and all easements and other interests acquired for use in connection with the Facility, in each case free and clear of all liens, claims, and encumbrances of any nature whatsoever, except those in favor of the Facility Lenders in connection with the Senior Obligations or Seller as contemplated hereby and those that would not reasonably be expected to have a material and adverse effect on Buyer's ability to own and operate the Facility and to perform its obligations under this Agreement; (ii) not sell, assign, transfer, convey or otherwise dispose of all or a material portion of the assets and properties comprising a part of the Facility; and (iii) not merge with or into or consolidate with any Person, or acquire, by lease, purchase, or otherwise all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any Person.

            (g) SECURITY INTEREST. Create, perfect, and preserve (including payment of all associated recording fees and Taxes, provided that Seller shall enter into such agreements, instruments, and documents (including amendments hereto) as Buyer may reasonably request to create, perfect, and preserve such security instruments and liens so long as such agreements, instruments, and documents do not, in Seller's reasonable opinion, materially and adversely affect Seller's rights hereunder) in favor of Seller a security interest and lien on the Facility, Buyer's interest in all Project Documents, and the proceeds of the foregoing, securing Buyer's obligations to pay the Tracking Account Loan when due as provided herein, free and clear of any other security interest or lien other than those in favor of the Facility Lenders in connection with the Senior Obligations (and subordinate to such security interests and liens of the Facility Lenders on terms satisfactory to Seller and the Facility Lenders) and those that would not reasonably be expected to have a material and adverse effect on Buyer's ability to own and operate the Facility and to perform its obligations under this Agreement, all on substantially the same terms and conditions as the security interests and liens in favor of the Facility Lenders in connection with the Senior Obligations (other than with respect to covenants specifically addressed in this Agreement) or as Seller and Buyer otherwise may agree.

            (h) [Reserved].

            (i) INDEBTEDNESS. Not directly or indirectly create, incur, assume, or otherwise be or become liable with respect to any indebtedness other than (i) indebtedness in respect of the Senior Obligations, (ii) indebtedness in respect of current accounts and other amounts payable in the ordinary course of business, (iii) unsecured indebtedness or indebtedness subject and subordinate (on terms and conditions reasonably satisfactory to Seller) to Buyer's obligations under Section 4.4, provided that such indebtedness is in respect of the acquisition, development, construction, completion, operation, maintenance, repair, replacement, use, expansion, or modification of all or any portion of the Facility or the performance of any of Buyer's obligations under this Agreement, and
      (iv) indebtedness, the proceeds of which are to be distributed by Buyer to the equity investors in Buyer, provided that such indebtedness has been approved by Seller.

            (j) [Reserved].

            6.2 COVENANTS OF SELLER. From the Effective Date hereof through the Day upon which the Tracking Account Loan is paid in full, Seller shall, unless otherwise consented to by Buyer in writing:

            (a) [Reserved].

            (b) [Reserved].

            (c) REVIEW OF PROJECT DOCUMENTS. Within 15 Days after receipt (as evidenced by Seller's written or electronic confirmation that such Project Documents have been actually received by each of the notice recipients), notify Buyer of any objections to drafts of Project Documents and amendments thereto delivered by Buyer as provided in Section 6.1(d).

            (d) GOVERNMENTAL APPROVALS. Obtain and maintain in full force and effect all Governmental Approvals necessary for its execution, delivery, and performance of this Agreement.

            (e) [Reserved].

      8. The parties agree that Article VII of the Original Agreement shall be deleted in its entirety, and the following shall be inserted in its place:


                                  ARTICLE VII
                                   [RESERVED]

      9. The parties agree that Article VIII of the Original Agreement shall be deleted in its entirety, and the following shall be inserted in its place:


                                  ARTICLE VIII
                                    REMEDIES

            8.1 BUYER EVENTS OF DEFAULT. If one or more of the following conditions or events (each a "BUYER EVENT OF DEFAULT") occurs and is continuing:

            (a) Buyer fails to pay any amounts due Seller hereunder when due and such failure continues for a period of three (3) Days;

            (b) Buyer generally fails to pay, or admits in writing its inability to pay, its debts as they become due, or shall voluntarily commence any case or proceeding or file any petition under any bankruptcy, insolvency or similar law seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian or liquidator for itself or for a substantial portion of its property, assets or business, or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against it in any bankruptcy, insolvency or similar case or proceeding or is adjudicated bankrupt, or makes a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for itself or for a substantial portion of its property, assets or business, or corporate action is taken by Buyer for the purpose of effectuating any of the foregoing; and, in any such circumstance, the Person exercising control over the assets of the Buyer shall fail to affirm this Agreement within a reasonable period of time and shall fail to provide evidence reasonably satisfactory to Seller that the Buyer can reasonably be expected to perform its obligations when and as they become due under this Agreement;

            (c) involuntary proceedings or any involuntary petition shall be commenced or filed against Buyer under any bankruptcy, insolvency, or similar law seeking the dissolution, liquidation, or reorganization of Buyer, or the appointment of a receiver, trustee, custodian, or liquidator for Buyer, or of a substantial portion of the property, assets or business of Buyer, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the property, assets or business of Buyer and, in any such circumstance, such involuntary bankruptcy or similar proceedings are not stayed or dismissed within 120 Days or (ii) the Person exercising control over the assets of the Buyer shall fail to provide evidence reasonably satisfactory to Seller that the Buyer can reasonably be expected to perform its obligations when and as they become due under this Agreement; or

            (d) Buyer fails to perform in any material respect any of its material obligations under this Agreement or the documents evidencing the security interest described in Section 6.1(g);

      then Seller, in its sole discretion, may:

            (i) in the case of a Buyer Event of Default under Section 8.1(a), at any time on or after the 30th Day, or, if the Senior Debt Termination Date shall have occurred, at any time on or after the 5th Day, following delivery of a notice from Seller to Buyer requesting the cure of such Buyer Event of Default, unless such Buyer Event of Default has been cured, designate a date of acceleration of the Tracking Account Loan by notice to Buyer, which date shall be no earlier than the 10th Day following the date of such notice or, if the Senior Debt Termination Date shall have occurred, which date shall be no earlier than the date Buyer receives such notice (the "TERMINATION DATE"); or

            (ii) in the case of any other Buyer Event of Default, at any time on or after the 30th Day (or if such condition or event cannot reasonably be cured by such 30th Day but can reasonably be expected to be cured by the 120th Day and Buyer is diligently pursuing such cure, on or after the 120th Day) following delivery of notice from Seller to Buyer requesting the cure of such Buyer Event of Default, unless it has been cured, designate by notice to Buyer a Termination Date.

            8.2 [Reserved].

            8.3 REMEDIES CUMULATIVE. Subject to the provisions of Section 8.4, the rights, powers, and remedies provided in Article VIII are in addition to other rights, powers, or remedies the parties may have at law or in equity. Seller shall have the right to obtain equitable relief from any court of competent jurisdiction to specifically enforce the provisions of Sections 4.4(d) and 6.1(c), and Buyer expressly acknowledges that damages would not be a sufficient remedy for any breach of Buyer's obligations under such Section.

            8.4 LIMITATION ON DAMAGES. Notwithstanding any other provision of this Agreement or applicable law, in no event shall any party hereto be liable for indirect, special, consequential, punitive, or exemplary damages for any breach of the provisions hereof.

      10. The parties agree that Article IX of the Original Agreement shall be deleted in its entirety, and the following shall be inserted in its place:



                                   ARTICLE IX
                              ADDITIONAL AGREEMENTS

            9.1 [Reserved].

            9.2 MUTUAL WAIVERS AND RELEASES. Except (i) as specifically provided with respect to the Tracking Account Loan and (ii) with respect to the final invoice for payment submitted by Seller to Buyer in the ordinary course of business in connection with deliveries of gas by Seller to Buyer, in accordance with Section 4.1 of the Agreement as in effect prior to the Effective Date, for the period from and including June 1, 2001 to but excluding the Effective Date, and effective upon and in consideration for Buyer's payment to Seller, within thirty (30) Days of the Effective Date, of eleven million four hundred fifty-seven thousand three hundred ninety-four dollars ($11,457,394) by wire transfer in immediately available funds to an account to be specified by Seller, each of Seller and Buyer, on behalf of itself and its Affiliates, its shareholders, and their respective successors and assigns, hereby irrevocably waives and releases the other party and such party's Affiliates, shareholders, and their respective successors and assigns, from any and all Claims arising out of or relating to this Agreement as in effect prior to the Effective Date, including, without limitation, any and all Claims arising out of or relating to the purchase and sale of gas, any minimum annual or minimum monthly take obligations, any incremental revenues, any transportation savings or demand charges, any price risk management fees or any foreign currency adjustments.

            9.3 REVOCATION OF AGENCY. Buyer hereby expressly terminates and revokes any appointment of Seller to serve as Buyer's agent with respect to any matter arising under the Original Agreement, whether express or implied, including, without limitation, any appointment of Seller to serve as Buyer's agent for the purposes set forth in Section 3.3(a) of the Original Agreement. Seller acknowledges and agrees to the foregoing termination and revocation of any such agency.

      11. The parties agree that Article X of the Original Agreement shall be deleted in its entirety, and the following shall be inserted in its place:


                                    ARTICLE X
                                  MISCELLANEOUS

            10.1 NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given when actually delivered to the other party (by telecopier or other means) or when received by registered or certified mail, postage prepaid, by the receiving party at the following address or such other address as may be specified in writing from time to time by the receiving party by notice to the other in the foregoing manner:

            (a)   if to Seller:

                       Enron North America Corp.
                       Compliance Department
                       1400 Smith Street
                       Houston, Texas  77002
                       Attention:  Donna Lowry
                       Telecopy:  (713) 646-4039

                       WITH COPIES TO:

                       Enron North America Corp.
                       1400 Smith Street
                       Houston, Texas  77002
                       Attention:  Charles Ward
                       Telecopy:  (713) 646-3059

                       AND

                       Enron North America Corp.
                       1400 Smith Street
                       Houston, Texas  77002
                       Attention:  Sheila R. Tweed
                       Telecopy:  (713) 646-3490

            (b)   if to Buyer:

                       Sithe/Independence Power Partners, L.P.
                       76 Independence Way
                       P.O. Box 1046
                       Oswego, New York  13126
                       Attention:  Project Manager
                       Telecopy:  (315) 342-8425

                       WITH A COPY TO:

                       Sithe Energies U.S.A., Inc.
                       c/o Sithe Energies, Inc.
                       335 Madison Avenue
                       28th Floor
                       New York, New York  10017
                       Attention: General Counsel
                       Telecopy:  (212) 351-0800

            10.2 BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFICIARY. Subject to the remaining provisions of this Section 10.2, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any rights or obligations under this Agreement without the prior written consent of the other party or parties; provided, however, that Seller may assign its rights to receive payments hereunder and Seller acknowledges that Buyer has pledged its interests hereunder with the consent of the Seller to the Facility Lenders; and provided, further, that as long as the Parent Guaranty is in effect and Parent shall have confirmed in writing to Buyer and the Facility Lenders, in a manner and in form and substance reasonably satisfactory to Buyer and the Facility Lenders, the continuing validity and enforceability of the Parent Guaranty, Seller may assign this Agreement to any Person and thereby be relieved of its obligations hereunder. If Buyer does assign its rights under this Agreement, the expression "BUYER" as used herein and in the exhibits attached hereto shall be deemed to refer to Buyer's assignee. The parties acknowledge and agree that any assignment by any party of any rights or obligations hereunder shall not in any way release such party from any obligations so assigned. Nothing expressed or implied in this Agreement is intended to confer on any Person other than Buyer, Seller and their successors and permitted assigns, any rights or obligations under this Agreement.

            10.3 INCIDENTAL EXPENSES; BROKERS. Except as expressly provided otherwise herein, each party hereto shall bear and pay its own expenses of negotiating and consummating the transactions contemplated by this Agreement, and any broker's or other commissions that may be due as a result of any agreement made by the party.

            10.4 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which may be signed by fewer than all parties hereto, but all of which shall be considered one instrument for all purposes.

            10.5 ENTIRE AGREEMENT. This Agreement and the other documents, if any, to be delivered pursuant hereto constitute the entire agreement between the parties and supersede any prior or contemporaneous written or oral agreement or understanding between the parties with respect to the subject matter of this Agreement. The execution and delivery of any other documents contemplated to be executed and delivered hereunder shall not supersede or otherwise affect the provisions of this Agreement.

            10.6 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CONFLICT-OF-LAWS RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS

      REFERRED TO HEREIN OR ANY OF TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

            10.7 AMENDMENT. No amendment or modification of this Agreement shall be effective unless same is in writing and signed by the parties affected by such amendment or modification.

            10.8 WAIVER. No waiver of any provision of or rights under this Agreement shall be effective unless in writing and signed by the waiving party. No waiver of any specified right or provision shall be construed as a waiver of any other right or provision or as a continuing waiver.

            10.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall to the fullest extent permitted by law nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

            10.10 [Reserved].

            10.11 PUBLICITY. Seller and Buyer will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. Neither Seller nor Buyer shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other party, unless otherwise required by applicable law.

            10.12 PREPARATION. This Agreement was negotiated and prepared by both parties hereto with advice of counsel to the extent deemed necessary by each party, was not prepared by any party to the exclusion of the other, and accordingly, should not be construed against either party by reason of its preparation.

      12. The parties agree that Exhibit 2.2, Exhibit 4.2, Exhibit 4.6, Exhibit 4.6(d), Exhibit 7.2(e)(i) and Exhibit 7.2(e)(ii) of the Original Agreement shall be deleted in their entirety. The parties further agree that Annex "A" and the Schedule A referred to therein, which were incorporated into the Original Agreement pursuant to the Fifth Amendment to the Amended and Restated Base Gas Sales Agreement dated February 1, 1995, shall also be deleted in their entirety.

      13. This Amendment shall be effective as of 8:00 a.m. (Central time) on June 29, 2001.

      14. Each party, to induce the other party to enter into this Amendment, represents and warrants to the other Party that:

            (a) ORGANIZATION. Each party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in all jurisdictions in which the nature of business conducted by it makes such qualification necessary and where failure so to qualify would preclude its ability to perform its obligations under this Amendment.

            (b) AUTHORIZATION AND VALIDITY. This Amendment and the transactions contemplated hereby have been duly authorized by such party, and this Amendment has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject, however, to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally and except as the enforceability thereof may be limited by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            (c) NO VIOLATION. The execution and delivery of this Amendment by such party and the performance by such party of this Amendment and the transactions contemplated hereby, do not and will not (i) violate or conflict with any provision of such party's partnership agreement, certificate of incorporation or by-laws, as the case may be, (ii) violate any existing statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to such party, which violation will have a material and adverse effect on such party's ability to perform its obligations under this Amendment or (iii) under existing law require any consent, approval or authorization of, or designation, declaration or filing with, any governmental authority on the part of such party.

            (d) LEGAL PROCEEDINGS. There are no judicial or administrative actions, proceedings, or to such party's knowledge, investigations (including, without limitation, bankruptcy, reorganization or insolvency actions, proceedings or investigations) pending or, to such party's knowledge, threatened that (i) challenge the validity of this Amendment or the transactions contemplated hereby or (ii) seek to restrain or prevent any action taken or to be taken by such party in connection with this Amendment would have a material and adverse effect on such party's ability to perform its obligations under this Amendment.

      15. Except as specifically amended herein, the Original Agreement, as amended by this Amendment, shall continue to be in full force and effect and is hereby ratified by Seller and Buyer.

      16. This Amendment may be executed in multiple counterparts, each of which may be signed by fewer than all parties hereto, but all of which shall be considered one instrument for all purposes. This Amendment was negotiated and prepared by all parties hereto with the advice of counsel to the extent deemed necessary by each party, was not prepared by any party to the exclusion of the other parties, and accordingly, should not be construed against any party by reason of its preparation.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment in multiple originals as of the date first written above.



                                   ENRON NORTH AMERICA CORP.


                                   By:    /s/ Jeffrey M. Donahue
                                          -------------------------------------
                                   Name:   Jeffrey M. Donahue
                                   Title:  Managing Director



                                   SITHE/INDEPENDENCE POWER PARTNERS, L.P.

                                   By:  SITHE/INDEPENDENCE, INC.
                                        its General Partner

                                        By:   /s/ Sandra J. Manilla
                                          -------------------------------------
                                        Name:  Sandra J. Manilla
                                        Title: Vice President and Treasurer